Exhibit 10.1
AMENDMENT NO. 2
to the
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
          AMENDMENT (“Amendment No. 2”) dated the 9th day of November, 2010, by and between Polo Ralph Lauren Corporation, a Delaware corporation (the “Company”), and Ralph Lauren (the “Executive”).
          WHEREAS, the Executive currently serves as the Chief Executive Officer of the Company and Chairman of the Board of Directors of the Company pursuant to an Amended and Restated Employment Agreement by and between the Company and the Executive dated March 30, 2008, which was amended on June 29, 2009 (collectively, the “Employment Agreement”); and
          WHEREAS, the Company and the Executive wish to further amend the Employment Agreement in certain respects;
          NOW, THEREFORE, intending to be bound, the parties hereby agree as follows.

1.	Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Employment Agreement. All other terms and conditions of the Employment Agreement that are not modified below shall continue to remain in full force and effect.

2.	Section 5(d) of the Employment Agreement is amended to add the following sentence at the end of the paragraph:
          “Commencing in the Company’s fiscal year 2011 and continuing for the remaining fiscal years of the Term, the Company shall reimburse Executive up to a maximum aggregate amount of $200,000 for any expense incurred as a result of Executive’s use of his private aircraft, or other acceptable private aircraft, for personal travel.
          IN WITNESS WHEREOF, the Company has caused this Amendment No. 2 to be duly executed and the Executive has hereunto set his hand, on the date first set forth above.

POLO RALPH LAUREN CORPORATION
By:	/s/ Joel Fleishman
Joel Fleishman,
Chairman of the Compensation & Organizational Development Committee

EXECUTIVE
/s/ Ralph Lauren
Ralph Lauren